PRUDENTIAL-BACHE HIGH YIELD FUND, INC.

                                    EXHIBIT
                               YIELD CALCULATION

                                 AS OF 12/31/88

          YIELD = 2 * [([(a - b)/(c * d)] + 1)^6 - 1]

             a  = dividends & interest earned during the period

             b  = expenses accrued for the period

             c  = average daily number of shares o/s during the
                      period entitled to receive dividends

             d  = maximum offering price per share

          Base period = 30 days

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                  a  =           $27,026,526.57

                  b  =            $2,693,461.41

                  c  =          262,112,984.597

              YIELD  =                    11.76%